ARROW ELECTRONICS. INC. 9201 E. DRY CREEKROAD CENTENNIAL, CO 80112 303-824-4000	NEWS

Exhibit 99.1
Arrow Electronics Reports First-Quarter 2019 Results
-- Record First-Quarter Sales of $7.16 Billion --
-- First-Quarter Earnings Per Share of $1.63; Non-GAAP Earnings Per Share of $1.84 --
CENTENNIAL, Colo.--(BUSINESS WIRE)-May. 2, 2019--Arrow Electronics, Inc. (NYSE:ARW) today reported first-quarter 2019 sales of $7.16 billion, an increase of 4 percent from sales of $6.88 billion in the first quarter of 2018. First-quarter net income of $141 million or $1.63 per share on a diluted basis, compared with net income of $139 million, or $1.56 per share on a diluted basis, in the first quarter of 2018. Excluding certain items1, net income would have been $158 million, or $1.84 per share on a diluted basis, in the first quarter of 2019, compared with net income of $168 million, or $1.88 per share on a diluted basis, in the first quarter of 2018. In the first quarter of 2019, changes in foreign currencies had negative impacts on growth of approximately $197 million or 3 percent on sales and $.09 or 5 percent on earnings per share on a diluted basis compared to the first quarter of 2018.
Global components first-quarter sales of $5.19 billion increased 5 percent year over year. Sales, as adjusted, increased 8 percent year over year. Americas components sales increased 6 percent year over year. Europe components sales increased 2 percent year over year. Sales in the region, as adjusted, increased 10 percent year over year. Asia-Pacific components sales increased 8 percent year over year. Global components first-quarter operating income increased 2 percent year over year. Operating income, as adjusted, increased 6 percent year over year.
“Higher sales volumes in the first quarter allowed us to leverage our operating expenses, assure profitability, and will lead to higher cash flow in the coming quarters,” said Michael J. Long, chairman, president, and chief executive officer. “The demand environment changed in the first quarter with customers in all regions adjusting their inventories by purchasing fewer high-value components, and more tightly managing their working capital and cash.”
Global enterprise computing solutions first-quarter sales of $1.96 billion increased 1 percent year over year. Sales, as adjusted, increased 6 percent year over year. Americas enterprise computing solutions sales were flat year over year. Sales in the region, as adjusted, increased 4 percent year over year. Europe enterprise computing solutions sales increased 2 percent year over year. Sales in the region, as adjusted, increased 10 percent year over year. Global enterprise computing solutions first-quarter operating income increased 3 percent year over year and increased 1 percent year over year excluding amortization of intangibles expense. Global enterprise computing solutions operating income excluding amortization of intangibles expense, as adjusted, increased 3 percent year over year.
“Enterprise computing solutions returned to profitable growth in the first quarter from our efforts to better align with next-generation hardware and software technologies, and to capture incremental business from nontraditional systems integrator and operational technology provider customers,” said Mr. Long.
“First-quarter cash flow from operations was negative $329 million. We expect to adjust our working capital investments to current market conditions and drive further improvements to cash flow and in returns in the coming quarters,” said Chris Stansbury, senior vice president and chief financial officer. “We remain committed to returning excess cash to shareholders. During the first quarter, we returned approximately $40 million to shareholders through our stock repurchase program. We had approximately $689 million of remaining authorization under our share repurchase program at the end of the first quarter.”

1 A reconciliation of non-GAAP adjusted financial measures, including sales, as adjusted, operating income, as adjusted, net income attributable to shareholders, as adjusted, and net income per share, as adjusted, to GAAP financial measures is presented in the reconciliation tables included herein.

GUIDANCE
“As we look to the second quarter, we believe that total sales will be between $7.525 billion and $7.925 billion, with global components sales between $5.5 billion and $5.7 billion, and global enterprise computing solutions sales between $2.025 billion and $2.225 billion. As a result of this outlook, we expect earnings per share on a diluted basis to be in the range of $1.71 to $1.83, and earnings per share on a diluted basis, excluding certain items1, to be in the range of $1.94 to $2.06 per share. Our guidance assumes interest expense will total approximately $57 million. Our guidance also assumes an average tax rate at the high end of the long-term range of 23.5 percent to 25.5 percent, and average diluted shares outstanding of approximately 86 million. We are expecting the average USD-to-Euro exchange rate for the second quarter to be approximately $1.12 to €1. We estimate changes in foreign currencies will have a negative impact on growth of approximately $138 million, or 2 percent on sales, and $.07, or 3 percent, on earnings per share on a diluted basis compared to the second quarter of 2018,” said Mr. Stansbury.
Please refer to the CFO commentary, which can be found at investor.arrow.com, as a supplement to the company’s earnings release.
Arrow Electronics guides innovation forward for over 200,000 leading technology manufacturers and service providers. With 2018 sales of $30 billion, Arrow develops technology solutions that improve business and daily life. Learn more at fiveyearsout.com.
Information Relating to Forward-Looking Statements
This press release includes forward-looking statements that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global enterprise computing solutions markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, risks related to the integration of acquired businesses, changes in legal and regulatory matters, and the company’s ability to generate additional cash flow. Forward-looking statements are those statements which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.
For a further discussion of factors to consider in connection with these forward-looking statements, investors should refer to Item 1A Risk Factors of the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2018.
Certain Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with accounting principles generally accepted in the United States (“GAAP”), the company also provides certain non-GAAP financial information relating to sales, operating income, net income attributable to shareholders, and net income per basic and diluted share. The company provides sales, income, or expense on a non-GAAP basis adjusted for the impact of changes in foreign currencies and the impact of dispositions by adjusting the company's operating results, including the amortization expense related to disposed intangible assets, as if the dispositions had occurred at the beginning of the earliest period presented (referred to as "impact of dispositions"). Operating income, net income attributable to shareholders, and net income per basic and diluted share are adjusted to exclude identifiable intangible amortization, restructuring, integration, and other charges, and certain charges, credits, gains, and losses that the company believes impact the comparability of its results of operations. These charges, credits, gains, and losses arise out of the company’s efficiency enhancement initiatives, acquisitions/dispositions (including intangible assets amortization expense), and financing activities. A reconciliation of the company’s non-GAAP financial information to GAAP is set forth in the tables below.
The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company’s operating performance and underlying trends in the company’s business because management considers these items referred to above to be outside the company’s core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company’s financial and operating performance. In addition, the company’s Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.
The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, sales, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

ARROW ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	Quarter Ended
	March 30, 2019	March 31, 2018

Sales	$7,155,991	$6,875,613
Cost of sales	6,294,303	6,006,669
Gross profit	861,688	868,944
Operating expenses:
Selling, general, and administrative expenses	556,076	562,969
Depreciation and amortization	47,526	47,247
Loss on disposition of businesses, net	866	1,562
Restructuring, integration, and other charges	11,660	21,171
	616,128	632,949
Operating income	245,560	235,995
Equity in losses of affiliated companies	(1,467)	(673)
Gain (loss) on investments, net	5,348	(2,452)
Employee benefit plan expense	1,139	1,231
Interest and other financing expense, net	51,981	45,179
Income before income taxes	196,321	186,460
Provision for income taxes	53,907	46,590
Consolidated net income	142,414	139,870
Noncontrolling interests	1,679	776
Net income attributable to shareholders	$140,735	$139,094

Net income per share:
Basic	$1.65	$1.58
Diluted	$1.63	$1.56

Weighted-average shares outstanding:
Basic	85,400	87,955
Diluted	86,319	89,035

ARROW ELECTRONICS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands except par value)
(Unaudited)

	March 30, 2019	December 31, 2018

ASSETS
Current assets:
Cash and cash equivalents	$351,899	$509,327
Accounts receivable, net	7,902,516	8,945,463
Inventories	3,734,905	3,878,678
Other current assets	264,564	274,832
Total current assets	12,253,884	13,608,300
Property, plant, and equipment, at cost:
Land	7,845	7,882
Buildings and improvements	157,326	158,712
Machinery and equipment	1,428,758	1,425,933
	1,593,929	1,592,527
Less: Accumulated depreciation and amortization	(774,325)	(767,827)
Property, plant, and equipment, net	819,604	824,700
Investments in affiliated companies	85,296	83,693
Intangible assets, net	369,291	372,644
Goodwill	2,632,451	2,624,690
Other assets	670,226	270,418
Total assets	$16,830,752	$17,784,445
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$6,034,457	$7,631,879
Accrued expenses	860,982	912,292
Short-term borrowings, including current portion of long-term debt	138,686	246,257
Total current liabilities	7,034,125	8,790,428
Long-term debt	3,575,891	3,239,115
Other liabilities	719,326	378,536
Commitments and contingencies
Equity:
Shareholders' equity:
Common stock, par value $1:
Authorized - 160,000 shares in both 2019 and 2018, respectively
Issued - 125,424 shares in both 2019 and 2018, respectively	125,424	125,424
Capital in excess of par value	1,128,757	1,135,934
Treasury stock (40,251 and 40,233 shares in 2019 and 2018, respectively), at cost	(1,992,981)	(1,972,254)
Retained earnings	6,476,070	6,335,335
Accumulated other comprehensive loss	(288,267)	(299,449)
Total shareholders' equity	5,449,003	5,324,990
Noncontrolling interests	52,407	51,376
Total equity	5,501,410	5,376,366
Total liabilities and equity	$16,830,752	$17,784,445

ARROW ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Quarter Ended
	March 30, 2019	March 31, 2018
Cash flows from operating activities:
Consolidated net income	$142,414	$139,870
Adjustments to reconcile consolidated net income to net cash used by operations:
Depreciation and amortization	47,526	47,247
Amortization of stock-based compensation	19,090	13,043
Equity in losses of affiliated companies	1,467	673
Deferred income taxes	6,968	(2,818)
(Gain) loss on investments, net	(5,348)	2,452
Other	5,575	3,465
Change in assets and liabilities, net of effects of acquired and disposed businesses:
Accounts receivable	949,989	789,843
Inventories	134,402	(260,620)
Accounts payable	(1,540,008)	(691,818)
Accrued expenses	(50,292)	(22,087)
Other assets and liabilities	(40,782)	(94,327)
Net cash used for operating activities	(328,999)	(75,077)

Cash flows from investing activities:
Cash consideration paid for acquired businesses, net of cash acquired	—	(331,467)
Proceeds from disposition of businesses	—	34,291
Acquisition of property, plant, and equipment	(33,815)	(34,735)
Other	2,940	(4,500)
Net cash used for investing activities	(30,875)	(336,411)

Cash flows from financing activities:
Change in short-term and other borrowings	(107,244)	(18,387)
Repayment of long-term bank borrowings, net	335,023	601,386
Redemption of notes	—	(300,000)
Proceeds from exercise of stock options	6,931	4,997
Repurchases of common stock	(53,925)	(52,513)
Net cash provided by financing activities	180,785	235,483
Effect of exchange rate changes on cash	21,661	(5,434)
Net decrease in cash and cash equivalents	(157,428)	(181,439)
Cash and cash equivalents at beginning of period	509,327	730,083
Cash and cash equivalents at end of period	$351,899	$548,644

ARROW ELECTRONICS, INC.
NON-GAAP SALES RECONCILIATION
(In thousands)
(Unaudited)
	Quarter Ended
	March 30, 2019	March 31, 2018	% Change

Consolidated sales, as reported	$7,155,991	$6,875,613	4.1%
Impact of changes in foreign currencies	—	(196,829)
Impact of dispositions	(11,141)	(40,751)
Consolidated sales, as adjusted	$7,144,850	$6,638,033	7.6%

Global components sales, as reported	$5,191,927	$4,929,932	5.3%
Impact of changes in foreign currencies	—	(129,719)
Global components sales, as adjusted	$5,191,927	$4,800,213	8.2%

Americas Components sales, as reported	$1,907,029	$1,796,698	6.1%
Impact of changes in foreign currencies	—	(2,528)
Americas Components sales, as adjusted	$1,907,029	$1,794,170	6.3%

Europe components sales, as reported	$1,503,366	$1,478,386	1.7%
Impact of changes in foreign currencies	—	(114,386)
Europe components sales, as adjusted	$1,503,366	$1,364,000	10.2%

Asia components sales, as reported	$1,781,532	$1,654,848	7.7%
Impact of changes in foreign currencies	—	(12,805)
Asia components sales, as adjusted	$1,781,532	$1,642,043	8.5%

Global ECS sales, as reported	$1,964,064	$1,945,681	0.9%
Impact of changes in foreign currencies	—	(67,110)
Impact of dispositions	(11,141)	(40,751)
Global ECS sales, as adjusted	$1,952,923	$1,837,820	6.3%

Europe ECS sales, as reported	$763,157	$750,270	1.7%
Impact of changes in foreign currencies	—	(55,716)
Impact of dispositions	(11,141)	(13,258)
Europe ECS sales, as adjusted	$752,016	$681,296	10.4%

Americas ECS sales, as reported	$1,200,907	$1,195,411	0.5%
Impact of changes in foreign currencies	—	(11,394)
Impact of dispositions	—	(27,493)
Americas ECS sales, as adjusted	$1,200,907	$1,156,524	3.8%

ARROW ELECTRONICS, INC.
NON-GAAP EARNINGS RECONCILIATION
(In thousands except per share data)
(Unaudited)

Three months ended March 30, 2019
	Reported GAAP measure	Intangible amortization expense	Restructuring & Integration charges	Other*	Non-GAAP measure
Operating income	$245,560	$11,930	$11,660	$866	$270,016
Income before income taxes	196,321	11,930	11,660	(4,482)	215,429
Provision for income taxes	53,907	3,207	2,852	(4,821)	55,145
Consolidated net income	142,414	8,723	8,808	339	160,284
Noncontrolling interests	1,679	142	—	—	1,821
Net income attributable to shareholders	$140,735	$8,581	$8,808	$339	$158,463
Net income per diluted share***	$1.63	$0.10	$0.10	$—	$1.84
Effective tax rate	27.5%				25.6%

Three months ended March 31, 2018
—	Reported GAAP measure	Intangible amortization expense	Restructuring & Integration charges	Other**	Non-GAAP measure
Operating income	$235,995	$13,520	$21,171	$1,562	$272,248
Income before income taxes	186,460	13,520	21,171	4,014	225,165
Provision for income taxes	46,590	3,604	5,535	782	56,511
Consolidated net income	139,870	9,916	15,636	3,232	168,654
Noncontrolling interests	776	153	—	—	929
Net income attributable to shareholders	$139,094	9,763	15,636	3,232	167,725
Net income per diluted share***	$1.56	$0.11	$0.18	$0.04	$1.88
Effective tax rate	25.0%				25.1%

* Other includes loss on disposition of businesses, net and gain (loss) on investments, net and impact of Tax Act.
** Other includes gain (loss) on investments, net and loss on disposition of businesses, net.
*** The sum of the components for diluted EPS, as adjusted may not agree to totals, as presented, due to rounding.

ARROW ELECTRONICS, INC.
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Quarter Ended
	March 30, 2019	March 31, 2018
Sales:
Global components	$5,191,927	$4,929,932
Global ECS	1,964,064	1,945,681
Consolidated	$7,155,991	$6,875,613
Operating income (loss):
Global components	$234,532	$229,546
Global ECS	86,718	83,806
Corporate (a)	(75,690)	(77,357)
Consolidated	$245,560	$235,995

(a)
Includes restructuring, integration, and other charges of $11.7 million and $21.2 million for the first quarter of 2019 and 2018, respectively, as well as a net loss on the disposition of businesses of $0.9 million and $1.6 million first quarter 2019 and 2018, respectively.

NON-GAAP SEGMENT RECONCILIATION

	Quarter Ended
	March 30, 2019	March 31, 2018

Global components operating income, as reported	$234,532	$229,546
Intangible assets amortization expense	9,041	8,599
Global components operating income, as adjusted	$243,573	$238,145
Global ECS operating income, as reported	$86,718	$83,806
Intangible assets amortization expense	2,889	4,921
Global ECS operating income, as adjusted	$89,607	$88,727

Contact:            Steven O’Brien,
Vice President, Investor Relations
303-824-4544

Media Contact:        John Hourigan,
Vice President, Global Communications
303-824-4586